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                                                               Exhibit 4(c)

              CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                                         OF

                                UNR INDUSTRIES, INC.

               It is hereby certified that:

               1. The name of the corporation (hereinafter called the "corporation") is UNR Industries, Inc.

               2. The certificate of incorporation of the corporation is hereby amended by striking out Article IV thereof and by substituting in lieu of said Article the following new Article
          IV:

                                     ARTICLE IV
                   NUMBER OF SHARES OF CAPITAL STOCK AND WARRANTS

                    Subject to adjustment as provided in Article V, Division B,
          Section 9 of this Certificate, the total number of shares of capital stock which the corporation shall have authority to issue is 60,000,000 shares of which shall consist of:

                    60,000,000 shares of common stock with the par value of $.01 per share (hereinafter called "Common Stock"), PROVIDED, that at all times while the Warrants (as hereinafter defined) are outstanding, the corporation shall reserve and keep available, free from preemptive rights, out of the aggregate of authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, the maximum number of shares of Common Stock which are required to be delivered under the Warrant Agreement (as hereinafter defined) upon exercise of all outstanding Warrants.

                    Subject to adjustment as provided in Article V, Division B,
          Section 9 and the other provisions of this Certificate, the corporation shall also have authority to issue 3,687,378 shareholder warrants (hereinafter called "Warrants") pursuant to a warrant agreement (as amended from time to time, the "Warrant Agreement"), between the corporation and a warrant agent (the "Warrant Agent"), dated as of the Effective Date (as defined in the Consolidation Plan of Reorganization, dated March 14, 1989, of the corporation confirmed by final order of the United States Bankruptcy Court for the Northern District of Illinois, Eastern District (the "Plan of Reorganization")).

                    Notwithstanding the foregoing authorization to issue Common Stock and Warrants, no nonvoting equity securities of the corporation shall be issued; this provision is included in compliance with Section 1123 of the United States Bankruptcy Code, 11 U.S.C. Section 1123, and shall have no further force effect beyond that required by such Section and for so long as such Section is in effect and applicable to the corporation.

                    The amendments of the certificate of incorporation herein certified have been duly adopted in accordance with the provisions of
          Section 242 of the General Corporation Law of the State of Delaware.

Signed and attested to on May 5, 1993.



                                             /s/ Victor E. Grimm
                                             -----------------------------------
                                             Victor E. Grimm
                                             Vice President

Attest:


/s/ John M. Wursta
- ---------------------------------------
John M. Wursta
Assistant Secretary